Exhibit 99.1

ICHOR HOLDINGS, LTD. ANNOUNCES ACQUISITION OF TALON INNOVATIONS

Talon is a leader in high precision machining for leading edge semiconductor equipment; acquisition is expected to be immediately accretive to Ichor’s operating model and non-GAAP adjusted diluted EPS

FREMONT, Calif. — (BUSINESS WIRE) – November 9, 2017 — Ichor Holdings, Ltd. (NASDAQ: ICHR), a leader in the design, engineering and manufacturing of critical fluid delivery subsystems for semiconductor capital equipment, today announced that its wholly-owned subsidiary, Ichor Holdings, LLC, has entered into a stock purchase agreement for the acquisition of Talon Innovations Corporation (“Talon”), a leader in the design and manufacturing of high precision machined parts used in leading edge semiconductor tools, for $130 million, subject to customary adjustments. Ichor is financing the acquisition with approximately $10 million of cash on hand and $120 million of incremental borrowing pursuant to an amendment to Ichor’s current credit facility. The acquisition signed November 3, 2017, is subject to satisfaction of customary closing conditions, including approval under the Hart-Scott-Rodino Antitrust Improvements Act, and is expected to close in the fourth quarter of 2017.

The acquisition is projected to be accretive to Ichor’s gross profit, gross margin and non-GAAP adjusted diluted earnings per share in 2018.

“Talon brings to Ichor the capability to deliver complex precision components to mission critical areas of semiconductor manufacturing. It will enable Ichor to extend our fluid delivery product portfolio and deepen our collaboration with our customers design teams,” said Tom Rohrs, Chairman and Chief Executive Officer of Ichor. “This acquisition augments Ichor’s state of the art manufacturing facilities, highly skilled workforce and long history of improving semiconductor equipment performance,” Mr. Rohrs continued.

Talon fits Ichor’s acquisition strategy, specifically:

•	The acquisition is projected to be accretive to Ichor’s operating model, and is expected to add around 200 and 250 basis points to gross margin in 2018, after eliminating the impact of purchase accounting adjustments.

•	On an annual basis based on current industry activity levels, Talon is expected to generate between $70 million and $90 million of revenue and $0.40 to $0.50 of non-GAAP adjusted EPS.

•	Talon continues Ichor’s push to include highly engineered value added products.

•	The addition of Talon is expected to favorably impact Ichor’s market share.

The incremental borrowing was arranged by Bank of America, SunTrust and Societe Generale. The credit facility amendment provides for a $120 million increase to the term loan of Ichor’s credit facility.

Ichor management will discuss the Talon acquisition during its previously announced earnings call for the third quarter of fiscal year 2017 at 1:30 Pacific time on November 9th, 2017.

About Ichor Holdings

Ichor is a leader in the design, engineering and manufacturing of critical fluid delivery subsystems for semiconductor capital equipment. Our primary offerings include gas and chemical delivery subsystems, collectively known as fluid delivery subsystems, which are key elements of the process tools used in the manufacturing of semiconductor devices. Our gas delivery subsystems deliver, monitor and control precise quantities of the specialized gases used in semiconductor manufacturing processes such as etch and deposition. Our chemical delivery subsystems precisely blend and dispense the reactive liquid chemistries used in semiconductor manufacturing processes such as electroplating and cleaning. We also manufacture certain components for internal use in fluid delivery systems and for direct sales to our customers. This vertically integrated portion of our business is primarily focused on metal and plastic parts that are used in gas and chemical systems, respectively. Ichor is headquartered in Fremont, CA. www.ichorsystems.com.

Safe Harbor Statement

This press release contains forward-looking statements that may state Ichor’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “project,” “anticipate,” “forecast,” “plan,” “believe,” and similar terms. Although Ichor believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to: (1) the integration of Talon with Ichor, including the ability to retain customers, suppliers and key employees, (2) dependence on expenditures by manufacturers and cyclical downturns in the semiconductor capital equipment industry, (3) reliance on a very small number of original equipment manufacturers for a significant portion of sales, (4) negotiating leverage held by our customers, (5) competitiveness and rapid evolution of the industries in which we participate, (6) risks associated with weakness in the global economy and geopolitical instability, (7) keeping pace with developments in the industries we serve and with technological innovation generally, (8) designing, developing and introducing new products that are accepted by original equipment manufacturers in order to retain our existing customers and obtain new customers, (9) managing our manufacturing and procurement process effectively, (10) defects in our products that could damage our reputation, decrease market acceptance and result in potentially costly litigation, and (11) dependence on a limited number of suppliers. Additional information concerning these and other factors can be found in Ichor’s filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of Ichor’s Annual Report on Form 10-K and Quarterly Reports on 10-Q. Any forward looking information presented herein is made only as of the date of this press release, and Ichor does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Ichor Holdings, Ltd.

Maurice Carson, 510-897-5200

IR@ichorsystems.com

Source: Ichor Holdings, Ltd.